Exhibit 99.1

Global Partners Declares Increased Cash Distribution for the First Quarter of 2013

WALTHAM, Mass.--(BUSINESS WIRE)--April 24, 2013--Global Partners LP (NYSE: GLP) announced today that the Board of Directors of its general partner, Global GP LLC, has declared a quarterly cash distribution of $0.5825 per unit ($2.33 per unit on an annualized basis) on all of its outstanding common units for the period from January 1 through March 31, 2013. The distribution will be paid May 15, 2013 to unitholders of record as of the close of business May 6, 2013.

The distribution to be paid in May 2013 represents a 2.2% increase over the quarterly distribution of $0.57 per unit paid in February 2013 and a 16.5% increase over the quarterly distribution of $0.50 per unit paid in May 2012.

About Global Partners LP

A publicly traded master limited partnership, Global Partners LP is a midstream logistics and marketing company. Global is a leader in the logistics of transporting Bakken and Canadian crude oil and other energy products via rail, establishing a ‘virtual pipeline’ from the mid-continent region of the U.S. and Canada to refiners and other customers on the East and West coasts. Global owns, controls or has access to one of the largest terminal networks of petroleum products and renewable fuels in the Northeast, and is one of the largest wholesale distributors of gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers in New England and New York. With a portfolio of approximately 1,000 locations in nine states, the Partnership is also one of the largest independent owners, suppliers and operators of gasoline stations and convenience stores in the Northeast. In addition, the Partnership is a distributor of natural gas. Global is No. 182 in the Fortune 500 list of America’s largest corporations. For additional information visit www.globalp.com.

Forward-looking Statements

Some of the information contained in this news release may contain forward-looking statements. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “may,” “believe,” “should,” “could,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “continue,” “will likely result,” or other similar expressions. In addition, any statement made by Global Partners LP’s management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Global Partners LP or its subsidiaries are also forward-looking statements.

Although Global Partners LP believes these forward-looking statements are reasonable as and when made, there may be events in the future that Global Partners LP is not able to predict accurately or control, and there can be no assurance that future developments affecting Global Partners LP’s business will be those that it anticipates.

For additional information about risks and uncertainties that could cause actual results to differ materially from the expectations Global Partners LP describes in its forward-looking statements, please refer to Global Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent filings the Partnership makes with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made. Global Partners LP expressly disclaims any obligation or undertaking to update forward-looking statements to reflect any change in its expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

CONTACT:
Global Partners LP
Thomas J. Hollister, 781-894-8800
Chief Operating Officer and
Chief Financial Officer
or
Edward Faneuil, 781-894-8800
Executive Vice President,
General Counsel and Secretary